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                                                                       EXHIBIT 1

                             [JONES DAY LETTERHEAD]


                                                                    212-326-3734
                                                           mwsonnie@jonesday.com


                                September 3, 2003




Michael J. Choate, Esq.
Shefsky & Foelich Ltd.
444 North Michigan Avenue
Suite 2500
Chicago, Illinois  60611

              Re:   T. Benjamin Jennings Loan from
                    European Metal Recycling Ltd. ("EMR")
                    -------------------------------------

Dear Mr. Choate:

         EMR asked us to communicate with you, as counsel to Ben Jennings.

         As you know, Mr. Jennings loan from EMR was due and payable on August 31, 2003 and EMR had consented to payment in full on September 2, 2003. Yesterday you informed us of Mr. Jennings' request for an extension of the date for repayment.

         EMR is not prepared to extend the due date for the loan and expects prompt payment in full which will include interest through the date of payment.



                                                          Very truly yours,


                                                          /s/ Marilyn Sonnie